Exhibit 99.2 Pebblebrook Hotel Trust Delivering Superior Value to LaSalle Hotel Properties Shareholders 1 August 2018

Executive Summary Pebblebrook is committed to completing the most logical strategic combination in the hotel REIT sector . LaSalle’s Board rejected a viable, available and superior alternative to accept a Blackstone take-under . Pebblebrook’s offer represents a 7.9% premium(1) to the Blackstone take-under – differential of this magnitude is unprecedented in listed equity REIT M&A . Pebblebrook’s offer is attractive relative to street expectations, representing a substantial premium to LaSalle’s unaffected close, consensus NAV, consensus price target and to Blackstone’s take-under . Pebblebrook’s offer provides upside potential via the ability to participate in accelerating lodging fundamentals with best-in-class leadership from Pebblebrook and downside protection via fixed cash component. LaSalle shareholders will benefit from increased dividend income and a non-taxable exchange of shares . Pebblebrook is committed to closing the transaction ASAP – estimated closing within 90 days of signing a definitive agreement . 100% of LaSalle shares traded after the LaSalle/Blackstone deal announcement have traded above the $33.50 deal price, indicating shareholders’ displeasure with that deal price and their view of the higher value of Pebblebrook’s offer (1) Based on a fixed exchange ratio of 0.92 and Pebblebrook price of $38.86, which is PEB’s 30-day VWAP as of August 8, 2018 2

Executive Summary (Cont.) Pebblebrook is committed to completing the most logical strategic combination in the hotel REIT sector . LaSalle’s Board ran a flawed process and has not acted in the best interests of shareholders . No special committee of independent trustees or advisors established to ensure an impartial evaluation of alternatives . Conflicted CEO in “gatekeeper” role, controlling communication and making independent trustees inaccessible . Clear bias against Pebblebrook demonstrated in interactions with Pebblebrook, including demands for unusual terms and inconsistent public statements . The troubling behaviors have continued since signing the Blackstone agreement . Continued justification of Blackstone’s cash take-under that remains materially below both current trading levels and the Pebblebrook cash/stock offer . Ignored the clearly communicated desire of many institutional shareholders who have urged the LaSalle Board publicly and privately to accept the Pebblebrook offer . Repeatedly rejected Pebblebrook’s increased offers because they “could not reasonably be expected to lead to, a ‘Superior Proposal’” without even talking to Pebblebrook at all 3

Pebblebrook’s Superior Proposal 4 hotel vintage portland

Superior Proposal for LaSalle Shareholders Remains Outstanding Pebblebrook’s proposal is materially superior to LaSalle’s current take-under agreement with Blackstone. Pebblebrook’s proposal of cash and shares allows LaSalle shareholders to participate in improving economic and hotel industry fundamentals and Pebblebrook’s well-positioned portfolio, and receive a materially higher current price and substantially higher dividend . $36.16 implied offer price based on a 0.92 fixed exchange ratio and PEB’s 30-day Price VWAP of $38.86(1) . 7.9% above Blackstone’s existing take-under proposal . Each LaSalle shareholder will elect consideration for each share of either . $37.80 cash (fixed and will not fluctuate)(2); or . 0.92 PEB share (a fixed exchange ratio) . Shares receiving cash consideration capped at 20% of total LHO shares outstanding Consideration . If greater than 20% of shares elect cash, those shares electing cash will be subject to pro rata cutbacks and the remainder will receive 0.92 PEB share per LHO share . Structure provides significant optionality with participation in upside and downside protection . Expected closing within 90 days following execution of merger agreement . Certainty of closing and no financing contingency . Merger agreement with essentially the same terms and materially higher consideration than current agreement with Blackstone Execution . Severance payments and equity award vesting related to change in control will be waived for all of Pebblebrook’s senior officers . Pebblebrook expects to maintain its current dividend of $1.52 per share, which is a 55% increase for LaSalle shareholders(3) . More tax efficient transaction for LaSalle shareholders compared to all-cash offer Note: $36.16 offer price is based on the blended consideration of 20% cash and 80% stock 5 (1) As of August 8, 2018 (2) Cash consideration fixed and will not fluctuate (3) Based on a fixed exchange ratio of 0.92 and LaSalle’s last quarterly dividend per share of $0.225, or $0.90 annualized

Significant Premium to Unaffected Metrics and Blackstone Take-Under Pebblebrook’s offer represents a significant premium to LaSalle’s unaffected prices, analyst consensus NAV and price targets, Blackstone’s proposal, and LaSalle’s current price 30% 48% 43% 8% premium premium 5% premium premium to premium to to to analyst to current unaffected consensus Blackstone consensus LHO price close price target proposal NAV $36.16 $34.38 $33.50 $27.88 $25.33 $24.39 LHO Consensus Analyst Blackstone Current LHO Current PEB Unaffected Price Target Consensus NAV Offer Price Offer (2) Close (1) Note: $36.16 offer price is based on the blended consideration of 20% cash and 80% stock; Analyst Consensus NAV and Price Target Estimates are as of the unaffected close date of March 6 27, 2018 (1) Based on ex-dividend price of $24.39 as of March 27, 2018 (2) Based on a fixed exchange ratio of 0.92 and Pebblebrook price of $38.86, which is PEB’s 30-day VWAP as of August 8, 2018

Pebblebrook Offers Materially Higher Consideration LaSalle Board could give $300-$400 million more in value to shareholders instead of to Blackstone (1) $36.16 7.9% higher consideration goes to $33.50 LaSalle shareholders instead of Blackstone Current Blackstone Pebblebrook Take-under Proposal Offer We are not aware of any listed equity REIT M&A transaction since 2006 in which a target has agreed to a cash proposal at a discount of greater than 1% compared to a competing share or share and cash proposal(2) Note: $36.16 offer price is based on the blended consideration of 20% cash and 80% stock 7 (1) Based on a fixed exchange ratio of 0.92 and Pebblebrook price of $38.86, which is PEB’s 30-day VWAP as of August 8, 2018 (2) The only listed equity REIT M&A transaction since 2006 in which a lower cash proposal was accepted compared to a competing share or share and cash proposal was Blackstone’s acquisition of Equity Office Properties in 2007; Blackstone’s proposal represented a less than 1% discount to the competing stock/cash proposal

Higher Offer with Upside Potential and Downside Protection

Pebblebrook offers superior value to LaSalle shareholders and provides them with upside participation and downside protection

✓ **Superior Value**	Total consideration of $36.16 per share[1], a 7.9% premium to Blackstone's take-under proposal
✓ **Upside Participation**	Ability for implied value of consideration to increase with PEB price appreciation
✓ **Downside Protection**	Fixed cash consideration of $37.80 for a maximum of 20% of LHO shares in aggregate



Blackstone's existing proposal
PEB's implied share consideration(2)
PEB's implied cash consideration(3)
Merger Consideration Per Share
$45.00
$40.00
$35.00
$30.00
$25.00
$20.00
Current proposal based on PEB 30-day VWAP of $38.86
$33.50
Blackstone Take-under Proposal
0.0% Premium
$33.50
$7.56
$25.94
1.5% Premium
$34.02
$7.56
$26.46
3.7% Premium
$34.73
$7.56
$27.17
7.9% Premium
$36.16
$7.56
$28.60
12.2% Premium
$37.59
$7.56
$30.03
14.7% Premium
$38.43
$38.43
16.7% Premium
$39.08
$39.08
$33.50
$35.24
(9.3%)
$35.94
(7.5%)
$36.92
(5.0%)
$38.86
0.0%
$40.80
5.0%
$41.77
7.5%
$42.48
9.3%
PEB price must decrease to $35.24 (9.3%) to be as low as Blackstone's consideration
PEB's Share Price and Percent Increase / (Decrease) (1)

Note: Table displays average consideration per share, assuming a position of 5 or more shares. $36.16 offer price is based on the blended consideration of 20% cash and 80% stock

(1) Based on a fixed exchange ratio of 0.92 and Pebblebrook price of $38.86, which is PEB's 30-day VWAP as of August 8, 2018

(2) Assumes all LHO shares elect 0.92 PEB shares if PEB stock increases above $41.09

(3) Assumes all LHO shares vote for cash if PEB stock falls below $41.09 and pro rated to 20% maximum cash cap

8

pebblebrook HOTEL TRUST

Pebblebrook's Long-Term VWAPs Continue to Increase

Pebblebrook's 30-, 60- and 90-day VWAPs have increased since LaSalle's signing of the Blackstone take-under on May 20, 2018 – each implying a substantial premium to the current $33.50 per share agreement

"Although the exchange ratio last proposed by Pebblebrook resulted in an implied price of $35.89 per share for 100% of our outstanding common shares based on Pebblebrook's closing price of $39.01 on May 18, 2018, representatives of Citi and Goldman Sachs reviewed with our board of trustees that based on 30-, 60-and 90-day volume weighted average share prices, the implied consideration of Pebblebrook's last proposal was less than $33.50 per Company common share."
- LHO Proxy filed 7/30/2018, p.60

Why hasn't the LaSalle board determined that the Pebblebrook offer is superior now that those long term VWAPS are well above the Blackstone proposal?



Implies a 7.9% premium to BRE offer
Implies a 9.2% premium to BRE offer
Implies a 5.8% premium to BRE offer
$35.80
$38.86
$35.17
$39.41
$35.81
$37.90
30-Day VWAP
60-Day VWAP
90-Day VWAP
18-May
Current Value

Source: Factset and Bloomberg
Note: Current values are as of August 8, 2018

9

pebblebrook HOTEL TRUST

No Legitimate Rationale For Shareholders to Accept the Blackstone Take-Under 100% of LaSalle shares traded after the Blackstone deal announcement have traded above the $33.50 deal price and the share price has increased over that time as well – LaSalle’s shareholders clearly believe the higher price offered by Pebblebrook for LaSalle is more desirable LaSalle Share Price Pebblebrook (2) $37.00 Offer Price : $36.16 $36.00 LaSalle VWAP from 5/23/18 – current(1): $35.00 $34.76 The Blackstone proposal $34.00 is a take-under $33.00 Nearly 40% of Blackstone deal announced at LHO shares $32.00 $33.50 traded since 5/23/18 have traded over $31.00 $35.00 30 LaSalle Daily Trading Volume (millions) 25 20 15 10 5 - Sources: SNL and Bloomberg 10 (1) As of August 8, 2018 (2) Based on a fixed exchange ratio of 0.92 and Pebblebrook price of $38.86, which is PEB’s 30-day VWAP as of August 8, 2018

Upside Potential for LaSalle Shareholders Pebblebrook’s offer provides LaSalle shareholders with significant long-term upside potential . Pebblebrook is led by a proven management team with deep industry experience, a stellar reputation among the shareholder community, and personal knowledge of many of LaSalle’s assets. Under the leadership of Jon Bortz, the former Chairman and CEO of LaSalle, Pebblebrook has generated industry-leading returns since its inception, outperforming LaSalle by 47%(1) . Pebblebrook and LaSalle have tremendous similarities including property quality, geography, markets, operators and brands . Combination would create clear industry leader of high-quality independent and branded hotels that would greatly benefit shareholders of both companies . Meaningful opportunity to create shareholder value via synergies and improvement of LaSalle hotel EBITDA by Pebblebrook management . LaSalle shareholders also benefit from Pebblebrook’s accelerated growth outlook in 2019 . Strong shareholder and analyst support for Pebblebrook and LaSalle strategic combination is an affirmation of the long-term potential, further evidenced by the many letters from institutional LaSalle shareholders sent to LaSalle’s Board in support of Pebblebrook’s offer and consistent trading above Blackstone $33.50 per share take-under agreement (1) Total return from PEB’s IPO on 12/8/2009 – 3/27/2018 (unaffected close) 11

Pebblebrook Management Delivers Strong Total Shareholder Returns

Companies led by Jon Bortz have historically traded at premium multiples and outperformed the peer group and industry averages

LaSalle Performance Under Jon Bortz

	Absolute Performance: From IPO to Jon Bortz Departure[1]	LHO Relative Outperformance
LaSalle Hotel Properties	**96.5%**	**-**
Russell 2000	42.0%	54.5%
S&P 500	13.5%	83.0%
SNL U.S. REIT Hotel	(40.5%)	137.0%
Lodging Peers[2]	**(45.4%)**	**141.9%**

Pebblebrook Performance Under Jon Bortz

	LTM		Trailing 5 Years		Since PEB IPO [3]	
	Performance	PEB vs	Performance	PEB vs	Performance	PEB vs
Pebblebrook Hotel Trust	**24.8%**	**-**	**55.8%**	**-**	**111.8%**	**-**
Chesapeake Lodging Trust	21.1%	3.7%	49.3%	6.6%	96.2%	15.6%
Host Hotels & Resorts	6.2%	18.6%	29.9%	25.9%	125.2%	(13.4%)
Lodging Peers[4]	**4.2%**	**20.5%**	**39.0%**	**16.8%**	**95.6%**	**16.3%**
Sunstone Hotel Investors	3.5%	21.3%	52.6%	3.2%	125.3%	(13.4%)
SNL U.S. REIT Hotel	2.1%	22.7%	38.2%	17.6%	138.9%	(27.1%)
DiamondRock Hospitality	(2.6%)	27.3%	35.4%	20.4%	66.0%	45.9%
LaSalle Hotel Properties	(7.0%)	31.8%	28.1%	27.8%	65.2%	46.6%

Source: SNL

Note: Trailing 5 Year and LTM performance is as of 3/27/2018 (unaffected close); Total return includes reinvested dividends

(1) Total return from LHO's IPO on 4/23/1998 until Jon's last day as CEO on 9/13/2009

(2) Lodging Peers include: HST and FCH

(3) Total return from PEB's IPO on 12/8/2009 – 3/27/2018 (unaffected close)

(4) Lodging Peers include HST, SHO, DRH, CHSP, and LHO

12

pebblebrook HOTEL TRUST

Pebblebrook Consistently Trades at a Premium Multiple

PEB has traded at a premium to its lodging REIT peers, providing a consistent cost of capital advantage and making its stock a valuable currency

Historical NTM EBITDA Multiple Summary									
	5-Year Avg.	3-Year Avg.	1-Year Avg.	6-Month Avg.	3-Month Avg.	2018 YTD Avg.	2018E Multiple [1]	2019E Multiple [1]	Total Return [2]
PEB	14.7x	14.0x	15.1x	15.5x	15.3x	15.3x	14.7x	14.2x	55.8%
SHO	12.5x	12.0x	12.9x	13.0x	13.0x	13.0x	12.2x	11.9x	**52.6%**
CHSP	13.3x	12.9x	13.3x	13.7x	13.4x	13.4x	13.3x	12.7x	**49.3%**
DRH	12.4x	11.5x	11.9x	11.9x	11.8x	11.8x	11.6x	11.5x	**35.4%**
HST	12.4x	11.6x	12.0x	12.3x	12.3x	12.3x	12.0x	11.8x	**29.9%**
LHO	12.9x	12.1x	12.5x	12.7x	12.9x	12.9x	12.9x	12.5x	**28.1%**
Lodging REIT Peers	12.7x	12.0x	12.5x	12.7x	12.6x	12.6x	12.3x	12.0x	**39.0%**
PEB Spread to Lodging REIT Peers	**2.0x**	**2.0x**	**2.6x**	**2.7x**	**2.7x**	**2.7x**	**2.5x**	**2.2x**	**16.8%**



19.0x
18.0x
17.0x
16.0x
15.0x
14.0x
13.0x
12.0x
11.0x
10.0x
9.0x
3/26/2013
9/26/2013
3/26/2014
9/26/2014
3/26/2015
9/26/2015
3/26/2016
9/26/2016
3/26/2017
9/26/2017
3/26/2018
PEB 5-Year Avg.: 14.7x
PEB 5-Year Avg. Spread to Peers: 2.0x
Lodging REIT Peer 5-Year Avg.: 12.7x
PEB
LHO
HST
DRH
CHSP
SHO
Lodging REIT Avg
PEB Average

Source: Company filings, FactSet, and SNL. Market data as of March 27, 2018.
Note: Lodging REIT Peers include CHSP, DRH, HST and SHO
(1) Based on consensus estimates of 2018 or 2019 (as applicable) EBITDA as of March 27, 2018
(2) Trailing 5-year return as of March 27, 2018; includes reinvested dividends

13

pebblebrook HOTEL TRUST

Temporary One-Time Event Impacts on Slightly Elevated EBITDA Multiple

Pebblebrook's EBITDA is depressed due to SF Moscone Center renovation and our 25% concentration in that market, significant property redevelopments causing disruption and the impact of Hurricane Irma. This temporary dislocation is causing a slightly elevated multiple vs historical averages


La playa beach resort & club

Pebblebrook 2019E Stabilized EBITDA Multiple spread to peers: 1.3x

Pebblebrook 5-year avg. NTM EBITDA Multiple spread to peers: 2.0x

Based on 2019E Stabilized EBITDA[(1)], a normalization of Pebblebrook's multiple spread to peers could generate $220 million of incremental value


14.2x
13.3x
12.0x
PEB 2019E EBITDA Multiple
PEB 2019E Stabilized EBITDA Multiple (1)
Peer Average (2)

Source: FactSet and SNL. Market data as of March 27, 2018.
Based on consensus estimates of 2019 (as applicable) EBITDA as of March 27, 2018
(1) Stabilized EBITDA takes into account SF RevPAR growth, disruption from renovations and hurricanes, and other one-time events
(2) Peers include CHSP, DRH, HST and SHO

14

pebblebrook HOTEL TRUST

Compelling Opportunity to Create Shareholder Value . Create the premier, best-in-class lodging REIT portfolio . 69 primarily upper-upscale and luxury independent and branded hotels and resorts . Located in or near the key urban markets in the United States . Well-diversified by brand and management company, including a significant number of unique market-leading independent and branded hotels . Significant exposure to major west coast cities with strong long-term growth and high barriers-to-entry . Create the clear industry leader with benefits from additional scale . Third largest lodging REIT by enterprise value and the largest owner of independent / lifestyle hotels . Enhanced liquidity for shareholders as a result of the larger shareholder base and increased equity market capitalization . Fresh and proven asset management approach and strategies on LaSalle assets . Opportunity to improve EBITDA per key for LaSalle’s hotels to in-line with Pebblebrook’s EBITDA per key . Pebblebrook’s 2018E EBITDA per key is ~$5k higher than LaSalle’s (~$2.5K in 2017 and ~$4.0k in 2016) . Closing the EBITDA per key gap on LaSalle’s 10,452 keys would create significant EBITDA enhancement . Similarities in assets and management strategies create significant opportunities for synergies . Increased influence and negotiating strength with management companies and brands . Clustered assets and properties operated by common management companies in select markets create revenue enhancement opportunities and reduced expenses from synergies . Combined portfolio to benefit from best practices from both companies . Stronger financial profile and higher dividend with lower cost of capital . Strong balance sheet with increased flexibility and access to capital markets . Robust cash flow with increased and more stable and higher dividend to LaSalle shareholders . Potential for lower cost debt and preferred equity, with clear path to public investment grade debt opportunities . Strong widespread support from investment community . Proposed combination has significant support from research community and shareholder base of each company . Potential for higher implied EBITDA multiple post-merger, providing the combined company with a competitive advantage for future acquisitions 15

Opportunity to Participate in Improving Industry Performance

Pebblebrook and its lodging REIT peers are benefiting from a strong economy and the lodging sector is poised to continue outperforming

- The lodging industry has experienced improving fundamentals and a more stable travel environment
- As a result, lodging REIT peers have recently increased their outlooks for 2018 and are more optimistic about the future
- Smith Travel Research and PwC have also increased 2018 outlooks, forecasting stronger growth in occupancy, ADR and RevPAR
- From a strategic combination of LaSalle with Pebblebrook, LaSalle shareholders will receive considerable value today and future upside through an investment in a larger, more diversified company that will be well-positioned to capitalize on the strong market environment and company-specific opportunities
- LaSalle is experiencing improving trends as well and commented in their Q2 2018 Earnings Release that "second quarter results exceeded our expectations, as the industry and our portfolio benefitted from strong lodging demand"

	2018 FY Outlook at 4Q17		Most Recent 2018 FY Outlook		Increase	
	RevPAR	FFO	RevPAR	FFO	RevPAR	FFO
PEB	0.50%	$2.54	0.75%	$2.61	0.25%	$0.08
CHSP	4.00%	2.38	4.00%	2.33	-	(0.05)
DRH	1.00%	0.99	2.00%	1.01	1.00%	0.03
HST	1.50%	1.65	2.13%	1.74	0.63%	0.09
LHO	(2.00%)	2.06	(0.75%)	2.18	1.25%	0.12
SHO	1.00%	1.10	1.50%	1.11	0.50%	0.00

	2018 FY RevPAR Outlook		
	at 4Q17	Most Recent	Increase
STR	2.7%	2.9%	0.2%
PwC	2.5%	3.0%	0.5%

16

Source: Company filings, based on midpoint where applicable, Raymond James Research, Smith Travel Research, PwC

pebblebrook HOTEL TRUST

Committed to Completing the Merger of Pebblebrook and LaSalle  Pebblebrook owns 9.8% of LaSalle (approximately $370 million(1) in LaSalle shares) – Pebblebrook is the largest active investor in LaSalle  Committed to doing what is necessary to ensure LaSalle shareholders get their full value as opposed to Blackstone’s take-under which represents a discount to both LaSalle’s current share price and Pebblebrook’s offer price  Pebblebrook is prepared to sign a definitive agreement immediately and would expect to close in less than 90 days  Pebblebrook has bank financing in place for the cash portion of the offer with a bridge loan commitment from BAML  Shareholder support for merger as evidenced by significant PEB stock price increase on the day our proposal became public(2) (+4.6%) and continued strong trading levels of PEB stock 17 (1) As of August 8, 2018 (2) Proposal first became public on March 28, 2018

A Flawed Process by LaSalle 18 hotel zelos san francisco

LaSalle’s Flawed Process LaSalle’s process has been flawed since the beginning . Entrenched CEO and long-tenured Board members set the stage for a flawed process  3 trustees, including the chairman, have been on the Board since the LaSalle IPO over 20 years ago . No formation of a special committee, despite clear conflicts of interest of LaSalle management and Pebblebrook and institutional shareholders repeatedly raising such conflicts . Conflicted CEO designated as point-person for all communications regarding Pebblebrook, despite Pebblebrook’s clear statement that he would not be part of the go-forward entity following a combination . LaSalle's Board depriving shareholders of long-term value by accepting a significantly discounted fixed, all-cash offer in the face of improving lodging industry fundamentals . LaSalle Chairman and independent trustees refused to meet with Pebblebrook to discuss benefits of combining the two companies . LaSalle demonstrated a clear and strong bias against Pebblebrook . LaSalle has rejected multiple offers from Pebblebrook subsequent to the Blackstone agreement without engaging with Pebblebrook at all 19

Improving Industry Fundamentals Favor Equity-Based Offers LaSalle's Board accepted a significantly discounted fixed, all-cash offer in the face of improving lodging fundamentals FY 2017 Earnings 1Q Earnings 2Q Earnings 35.0% Releases Releases Releases 30.0% CHSP: 23.3% 25.0% LHO: 21.6% 20.0% PK: 20.7% XHR: 19.6% 15.0% PEB: 16.2% 10.0% HST: 12.9% SNL U.S. REIT 5.0% Hotel: 10.3% DRH: 3.3% - SHO: 0.9% (5.0%) (10.0%) (15.0%) 20 Source: SNL as of 8/8/18 Note: Price performance is the trailing 12 months as of 8/8/18

LaSalle Board Acted Outside of REIT Precedent Goodwin Insights, Trends in Public REIT M&A 2012-2017 LaSalle Board Collars (even accepted symmetrical collars) unprecedented are not typical and discount for all-cash do not provide practical offer according to protection when Goodwin Procter, the target is LaSalle’s legal publicly listed counsel Cash premiums are higher than stock deal premiums because in stock deals there is opportunity for upside participation Excerpt from: Goodwin Insights, Trends in Public REIT M&A 2012-2017, published by Goodwin Procter, January 29, 2018, P.3 21 https://www.goodwinlaw.com/-/media/files/publications/goodwin-insights_trends-in-public-reit-ma.pdf

Why Isn't LaSalle's Board Focused on Maximizing Value?

The facts and circumstances have changed substantially since LaSalle's acceptance of the Blackstone agreement, addressing the LaSalle Board's concerns regarding a transaction with Pebblebrook – LaSalle appears more focused on justifying an inferior deal instead of maximizing value

LaSalle Concern	Each Concern Has Been Addressed
Timing	• Pebblebrook intends to close within 90 days of signing a definitive agreement – given LaSalle has already wasted significant time by accepting an inferior offer that shareholders are likely to vote down, LaSalle should immediately enter into a definitive agreement with Pebblebrook to maximize shareholder value
Downside Protection	• Pebblebrook has fixed the cash consideration feature of its offer at $37.80 per share for up to 20% of the aggregate shares, significantly anchoring the value of Pebblebrook's superior offer • LaSalle's legal counsel clearly stated in its recently published survey of trends in public REIT M&A that collars are uncommon in typical REIT public-to-public transactions because collars provide little to no practical protection. During the survey period, collars were used in only four transactions and in each case the target was a non-traded REIT which could not provide shareholders with liquidity options between signing and closing[1]
Recent Trading Averages	• At the time LaSalle signed its take-under agreement (5/20/2018), Pebblebrook's 30-, 60- and 90-day VWAPs did not reflect the market's enthusiasm regarding lodging sector fundamentals following first quarter earnings releases at the end of April and early May • Pebblebrook's closing price, 5- and 10-day VWAPs did reflect these improving trends and represented significant premiums to the Blackstone take-under agreement • Pebblebrook's long-term VWAPs are now reflective of the improving sector fundamentals – Pebblebrook's 30-, 60- and 90-day VWAPs have increased 8.6%, 12.1% and 5.9%, respectively, and each implies a substantial premium to the Blackstone take-under
Pebblebrook Trades at a Premium EBITDA Multiple Compared to the Sector	• Pebblebrook's premium multiple has been awarded by investors for consistently strong performance over an extended period of time and open and transparent shareholder relations and is not a short-term anomaly • Over the last 5-years, Pebblebrook has consistently traded at a premium to its peers, providing a consistent cost of capital advantage • Pebblebrook's 2019 Stabilized EBITDA Multiple is currently at a discount to its historical multiple premium
Break-Up Fee	• Pebblebrook has factored the $112 million Blackstone break-up fee into its offer • Break-up fee is more than offset by anticipated G&A savings of $20 million and potential ~$50 million of incremental EBITDA[2] in LaSalle's portfolio, which could amount to ~$1 billion of incremental shareholder value[3]

(1) See page 21 of this presentation for an excerpt of the survey "Goodwin Insights, Trends in Public REIT M&A 2012-2017"
(2) See page 35 of this presentation
(3) Assumes $70 million of EBITDA ($20 million from G&A savings and $50 million from operational improvements) valued at 14-15x

22

pebblebrook HOTEL TRUST

LaSalle’s Bias Against Pebblebrook LaSalle demonstrated a clear and strong bias against Pebblebrook . Lack of communication from LaSalle and unusually long time periods with no response following communications (private and public) from Pebblebrook . Off-market terms demanded of Pebblebrook in NDA designed to stop Pebblebrook from communicating with its shareholders for extended periods of time (e.g.18 months for standstill) . Off-market terms demanded of Pebblebrook in merger negotiations (e.g. collar for a public-public REIT M&A deal) . Refusal to negotiate with Pebblebrook while negotiating with Blackstone immediately prior to acceptance of its take-under proposal . Unprecedented discount to an available offer accepted by LaSalle Board and then reaffirmed twice despite changed facts and circumstances . Inconsistent statements in LaSalle Proxy vs private statements and recent investor presentation . LaSalle Board has disregarded overwhelming and clearly communicated support for Pebblebrook offer from LaSalle’s own shareholders 23

Timeline of Events

Pebblebrook attempts to negotiate privately to avoid publicly putting LaSalle in play

March 6
Pebblebrook sends letter to LaSalle proposing merger:
0.8655 exchange ratio
100% stock
($29.37 implied offer price)

March 20
Pebblebrook sends follow-up letter requesting response to March 6 proposal

March 22
LaSalle rejects Pebblebrook's March 6 Proposal

March 28
Pebblebrook publicly announces March 6 proposal, LaSalle publicly rejects offer

April 5 – May 1
LaSalle provides confidentiality agreement with an unacceptable 18-month standstill and gag order

April 13
Pebblebrook privately sends revised proposal to LaSalle:
0.8944 exchange ratio
Up to 15% cash
($30.60 implied offer price)

April 16
Pebblebrook publicly announces revised merger proposal with key terms; LaSalle announces it will review

April 20
Pebblebrook sends revised increased proposal to LaSalle:
0.9085 exchange ratio
Up to 20% cash
($32.48 implied offer price)

April 24
Pebblebrook publicly announces final proposal to LaSalle; LaSalle announces it will review

May 5
Pebblebrook signs a confidentiality agreement on reasonable terms and enters LaSalle's auction process

May 16
Pebblebrook enters final discussions with LaSalle and submits its offer:
0.9085 exchange ratio
Up to 20% cash
($34.41 implied offer price)

May 19
Pebblebrook improves its offer – receives no response from LaSalle:
0.92 exchange ratio
up to 20% cash
($35.05 implied offer price)

May 21
LaSalle announces merger with Blackstone at $33.50 per share in cash

24

Note: Implied offer prices are based on the 5-day VWAP at the time of the proposal pebblebrook HOTEL TRUST

Timeline of Events (Cont.) Pebblebrook publicly announces LaSalle determines that revised merger offer: Pebblebrook’s June 11 proposal 0.92 exchange ratio, up to 20% “does not constitute, and could cash fixed at $37.80 (13% premium not reasonably be expected to to the Blackstone agreement). lead to, a ‘Superior Proposal’” Pebblebrook also disclosed a presentation relating to the merits of the merger. LaSalle announces it will review ($37.80 implied offer price) June 11 June 18 Pebblebrook filed Proxy Pebblebrook sends letter to LaSalle determines that Statement in preliminary form with LaSalle and reiterates its June 11 Pebblebrook’s proposal “does not the SEC proposal. LaSalle sets record date constitute, and could not for Special Meeting and confirms reasonably be expected to lead it received the letter to, a ‘Superior Proposal’” and ($36.40 implied offer price) reaffirms its recommendation in support of the BRE Merger Agreement. Pebblebrook files Proxy Statement with the SEC July 10 July 20 July 30 25 Note: Implied offer price is based on the 5-day VWAP at the time of the proposal

LaSalle’s Inconsistent Statements LaSalle threatens to conduct another strategic LaSalle agrees the Pebblebrook offer is review if the Blackstone deal is not approved, superior to standalone after conducting a attempting to scare shareholders into voting for strategic review the Blackstone proposal “…Based on the discussion at this meeting “FACT If the deal is not approved, the and previous board and transactions LaSalle Board will conduct a thorough committee meetings, our board of trustees review of the Company’s strategic concluded that both Blackstone's and opportunities, including continuing to Pebblebrook's revised proposals would, if operate LaSalle as a standalone company; consummated, provide greater certainty of reviewing results of the business’s value (and less risk) to our shareholders operations; evaluating the 2019 outlook relative to the potential trading price of the and updating the Company’s 5-year plan; Company shares over a longer period after and analyzing the current state of the accounting for the long-term risks to our lodging sector and the economy business resulting from operational generally.” execution risk and evolving industry – LaSalle Investor Presentation filed August dynamics.” 6, 2018, p. 19 – LaSalle Proxy Statement filed July 30, 2018, p. 55 26 Source: LaSalle Proxy Statement filed July 30, 2018 and LaSalle Investor Presentation filed August 6, 2018

LaSalle’s Inconsistent Statements (Cont.) LaSalle was bullish on the lodging cycle on its Q1 LaSalle was bearish on lodging cycle in its Proxy 2018 Earnings Call on May 10, 2018 Statement filed July 30, 2018 “There are a number of promising market and performance “The risks and uncertainties of remaining as an independent drivers positively impacting our business.” public company and being able to expand our portfolio through acquisitions and development, including, among “Our positivity is bolstered by the best quarter New York market other things, the cyclical nature of the lodging industry and has had in 5 years, the start of the ramp-up in demand in San the advanced stage of the lodging industry's current Francisco, and the strong overall performance in our urban economic recovery cycle, the risk of a slowdown of the markets in March and April.” economy, expected increases in the interest rates which could increase the cost of debt, the increase in supply in the lodging “We have a uniquely positioned portfolio with significant industry, which over time could drive down both hotel upside in prime, high-barrier-to-entry urban and resort occupancy and room rates, and the challenges of acquiring markets.” assets on an accretive basis to expand the portfolio in light of the intensely competitive environment and strong price “As we move forward in the second quarter and the full year, appreciation for luxury, upper upscale and upscale hotels in the picture is much brighter. Before diving into more detail, I our core markets.” want to express that we appreciate that we need to do a better job ensuring shareholders and analysts understand the – LaSalle Proxy Statement filed July 30, 2018, p. 67 value that we see in our portfolio in the market. Our updated outlook and the color provided today attempt to do just that and help the financial community better understand how we're seeing the market and our properties. And I'm encouraged by the strength we're seeing throughout the portfolio.” LaSalle was again positive on lodging trends in “We're pleased with our results this quarter, which meaningfully its Q2 2018 Earnings Release on August 9, 2018 exceeded our own expectations.” “Our second quarter results exceeded our expectations, as the industry and our portfolio benefitted from strong lodging demand.” 27 Source: Q1 2018 Earnings call, Q2 2018 Earnings Release and Proxy Statement filed July 30, 2018

Wall Street Supports the Combination of PEB and LHO

*"**We don't see the LHO platform** (65% independent/non-branded) **as a logical combination with anyone other than PEB** (57% independent).*

*PEB…is **familiar with the company's assets and operational platform**—a clear benefit, in our view.*

***Generally speaking, we think a $5-$6bn equity cap hotel REIT appeals to a wider range of investors compared to either company on a standalone basis** ($2-$3bn)."*

Deutsche Bank, March 28, 2018

*"**In our opinion, this combination would create significant synergies and owner power…***

PEB and LHO have very similar portfolio orientations -- upper upscale/ luxury hotels, largely urban, boutique, heavily independent, and coastal foci. PEB's current CEO Jon Bortz was the former CEO of LHO and we believe PEB's leadership is highly capable to provide value to LHO's portfolio with a relatively easy transition."

SunTrust Robinson Humphrey, March 28, 2018

*"**We view PEB's proposed offer to acquire LHO as a potentially positive outcome for both sets of shareholders.** PEB shareholders would benefit from a modestly accretive deal and a larger portfolio (which increases asset recycling opportunities) while **LHO shareholders would get access to a higher-multiple platform.**"*

Barclays, March 28, 2018

*"In our view the **best explanation of the strategic merits of a PEB-LHO combination can be found within the letter(s) PEB itself has sent to the LHO Board.** Among the major points, we briefly mention here: **Significant overlap in asset type & quality, geography, operating philosophy, etc.; increased trading liquidity** in what would become the second largest lodging REIT by equity cap; **corporate G&A synergies; increased balance sheet capacity,** including potential sources of capital unavailable to either company currently (e.g., public investment grade debt)."*

Evercore ISI, April 2, 2018

*"**Strategically, the deal makes sense,** bringing together two similar portfolios in terms of **price point** (Upper-Upscale hotels), **geographic footprint** (urban-focused in gateway cities), and **quality** (primarily nonbranded boutique hotels)."*

Green Street Advisors, April 24, 2018

28

Source: Wall Street Research.

pebblebrook HOTEL TRUST

Wall Street Supports the Combination of PEB and LHO (Cont.) “We continue to view a PEB/LHO merger as an ideal “For LaSalle Shareholders, The Cost of That Certainty outcome for both groups of shareholders… PEB’s Is Likely Too High. Pebblebrook’s offer provides a proposal offers a significant premium (with the 20% significant premium to Blackstone’s… If we use our cash portion fixed at $37.80) that cannot be ignored. $44 12-month price target for PEB shares, the value In addition, PEB’s 12-18 month outlook is appealing of the PEB bid is in the range of $40, depending on given its exposure to San Francisco (20% of EBITDA PF whether shareholders elect cash or shares. For our for an LHO deal), which should give LHO PEB price target, we are using our 2019 per-share shareholders plenty of time to profitably monetize FFO estimate of $2.98 and a target multiple of 15.2x, PEB shares if they prefer cash. Finally, if a PEB/LHO which is in line with the company’s historical average merger were to occur, PEB would immediately multiple.” become a net seller of assets, likely at accretive BTIG, June 19, 2018 multiples, which should further support PEB’s share price.” Barclays, June 11, 2018 29 Source: Wall Street Research.

Appendix A: Overview of Pebblebrook Proposal 30 hotel colonnade coral gables

Creating An Industry Leader A combination of PEB and LHO will create the largest owner of independent hotels, the third-largest company in the lodging REIT sector as measured by enterprise value and the second-largest by equity market cap Enterprise Value $18,994 $8,830 $8,552 $6,323 $5,839 $5,412 $4,718 $4,146 $4,240 $3,834 $3,513 $3,135 $2,640 $2,270 $1,984 $1,291 $1,475 $269 $442 HT PK RLJ HST PEB INN AHT RHP XHR AHP LHO DRH SHO Pro APLE CLDT CHSP SOHO CDOR Forma 31 Dollars in millions Source: FacSet as of 8/8/2018

Powerful Strategic Fit Combined company will have greater presence in higher-growth markets in the U.S. and will improve the geographic diversification of LaSalle’s portfolio while reducing relative exposure to lower-growth markets West Coast East Coast 2017A Hotel EBITDA (1) 2017A Hotel EBITDA (1) $323mm $252mm (53% of Total 2017A (41% of Total 2017A Hotel EBITDA) Hotel EBITDA) ($ in 000’s) $60,000 of EBITDA $30,000 of EBITDA $10,000 of EBITDA PEB LHO Top Markets (By % of 2017A Hotel EBITDA (1)) 20% 14% 13% 12% 11% 6% 5% 4% 4% 2% 2% 2% 2% 1% 1% 1% 32 (1) Pro forma based on Pebblebrook and LaSalle filings

Well-Diversified Portfolio with Strong West Coast Presence

Combined company should benefit from improved geographic and operator diversification

Geographic Diversification

(% of 2017A Hotel EBITDA[1])

	PEB		LHO		Combined	
Market	$	%	$	%	$	%
San Francisco	63.2	24.7%	59.0	16.6%	122.2	20.0%
Boston	21.8	8.5%	65.1	18.4%	86.9	14.2%
San Diego	27.1	10.6%	53.4	15.1%	80.5	13.2%
Los Angeles	40.7	15.9%	31.6	8.9%	72.3	11.9%
Washington, DC	9.9	3.9%	55.4	15.6%	65.3	10.7%
Portland	34.3	13.4%	4.3	1.2%	38.6	6.3%
New York	-	-	31.2	8.8%	31.2	5.1%
Chicago	-	-	25.4	7.2%	25.4	4.2%
Key West	-	-	22.5	6.3%	22.5	3.7%
Philadelphia	8.6	3.4%	6.6	1.9%	15.2	2.5%
Atlanta	14.7	5.7%	-	-	14.7	2.4%
Naples	11.8	4.6%	-	-	11.8	1.9%
Seattle	9.6	3.8%	-	-	9.6	1.6%
Nashville	6.7	2.6%	-	-	6.7	1.1%
Miami	4.0	1.6%	-	-	4.0	0.7%
Minneapolis	3.3	1.3%	-	-	3.3	0.5%
Total	**$255.7**	**100.0%**	**$354.4**	**100.0%**	**$610.1**	**100.0%**
Outperform Market Total	**$144.0**	**56.3%**	**$90.6**	**25.6%**	**$234.6**	**38.5%**

Expected to outperform U.S. industry in near term

LHO Standalone — West Coast – 42% | East Coast – 51%

Pro Forma — West Coast – 53% | East Coast – 41%

Operator Diversification

(% of 2017A Hotel EBITDA[1])

	PEB		LHO		Combined	
Operator	$	%	$	%	$	%
Kimpton	$46.7	18.3%	$48.5	13.7%	$95.2	15.6%
Marriott	36.7	14.4%	44.6	12.6%	81.3	13.3%
Highgate	-	-	63.3	17.9%	63.3	10.4%
Two Roads	9.0	3.5%	53.6	15.1%	62.6	10.3%
HEI	11.1	4.3%	37.9	10.7%	49.0	8.0%
Viceroy	32.4	12.7%	7.0	2.0%	39.4	6.5%
Noble House	27.1	10.6%	8.8	2.5%	35.9	5.9%
OLS	-	-	29.6	8.4%	29.6	4.9%
Davidson	17.1	6.7%	11.1	3.1%	28.2	4.6%
Sage	27.9	10.9%	-	-	27.9	4.6%
Accor	8.6	3.4%	10.3	2.9%	18.9	3.1%
InterContinental	14.7	5.7%	-	-	14.7	2.4%
Pyramid	12.6	4.9%	-	-	12.6	2.1%
sbe	11.8	4.6%	-	-	11.8	1.9%
Hyatt	-	-	10.8	3.0%	10.8	1.8%
Evolution	-	-	7.7	2.2%	7.7	1.3%
JRK	-	-	6.1	1.7%	6.1	1.0%
Access	-	-	5.7	1.6%	5.7	0.9%
Benchmark	-	-	5.2	1.5%	5.2	0.9%
Provenance	-	-	4.3	1.2%	4.3	0.7%
Total	**$255.7**	**100.0%**	**$354.4**	**100.0%**	**$610.1**	**100.0%**

No manager overlap

Independent – 65% | Branded – 35%

Note: Green shading denotes markets with strong near-term outlook

(1) Pro forma based on 2017A from company filings

33

pebblebrook HOTEL TRUST

Meaningful Opportunity for Synergies Through a strategic combination between LaSalle and Pebblebrook, LaSalle shareholders are expected to benefit from synergies in the combined company and participate in future upside by remaining invested . Operational synergies . More efficient corporate overhead from combination. Corporate G&A spread over larger property and EBITDA base . Additional operating improvements through the cross-utilization of the combined best practice programs with a broader stable of best-in-class management companies. Post-merger, only 8 of the 20 management companies will cross-manage for both LaSalle and Pebblebrook . Revenue enhancing and expense reduction opportunities with shared operators in markets including Santa Monica (Viceroy) and Washington DC (Kimpton) . Informational synergies . Additional properties in key urban markets provide informational synergies to allow more hotels in those markets to work together. Post-merger, the company will own multiple hotels in San Francisco (13 hotels), Washington DC (10), West Hollywood / Beverly Hills (9), San Diego (7), Boston (6), and Portland (4) . Benefit from additional benchmarking with more similar / comparable properties . Enhanced ability to target corporate and leisure groups with additional properties in several markets, including San Francisco, Boston, West Hollywood, Santa Monica, Washington DC, San Diego and Portland . Potential corporate operating synergies . Greater importance to and influence with major brands and operators . Greater importance to and influence with OTAs (online travel agencies) . Investment synergies . Lower cost of capital – equity and debt . Benefit from larger size and stronger balance sheet in pursuing new investment or acquisition opportunities . More flexibility with balance sheet, property dispositions, stock repurchases, public/private arbitrage due to larger size 34

Significant Opportunity to Improve Hotel EBITDA

Pebblebrook has significantly outperformed LaSalle on Hotel EBITDA Margin growth and Hotel EBITDA per key over the past 5 years

Same-Property Hotel EBITDA Margin [(1)]

Agg. Margin Improv.	PEB	LHO	PEB Outperformance
2012A - 2017A	630 bps	90 bps	540 bps
2012A - 2018E	591 bps	(110) bps	701 bps



YoY Same-Property Improvement (2)
263 bps
113 bps
88 bps
19 bps
262 bps
101 bps
148 bps
118 bps
65 bps
37 bps
(146) bps
(64) bps
(50) bps
(220) bps
27.4%
32.1%
28.3%
32.2%
31.9%
33.2%
33.1%
33.5%
35.3%
33.9%
33.7%
33.0%
33.4%
31.0%
2012A
2013A
2014A
2015A
2016A
2017A
2018E

Same-Property Hotel EBITDA per Key [(1)]

CAGR	PEB	LHO	PEB Outperformance
2012A - 2017A	7.1%	5.6%	151 bps
2012A - 2018E	6.0%	3.2%	276 bps

Opportunity to improve LaSalle's EBITDA per key based on PEB's proven asset management approach and strategy



YoY Same-Property Improvement (2)
16.7%
7.0%
8.4%
3.0%
16.3%
10.4%
7.6%
5.6%
4.2%
3.1%
(4.7)%
(4.0)%
(0.9)%
(7.8)%
~$5k per key x 10,452 rooms = $52.3mm of incremental EBITDA
$26k
$26k
$28k
$27k
$33k
$32k
$35k
$33k
$39k
$35k
$36k
$34k
$37k
$31k
2012A
2013A
2014A
2015A
2016A
2017A
2018E

Source: Public filings

Note: 2018E represents the midpoint of PEB guidance as of July 25, 2018 and midpoint of LHO Guidance as of May 10, 2018.

(1) For PEB, based on properties defined in the Same-Property Inclusion Reference Table in each earnings release. For LHO, Hotel EBITDA margin based on the disclosed figure on the first page of each earnings release and Hotel EBITDA per Key based on the FFO and EBITDA reconciliation in each earnings release and number of keys at the end of the period. LHO 2017A figures exclude Key West; 2018E Hotel EBITDA based on a midpoint of guidance of 31.0% Hotel EBITDA margin and $1,053.5mm Hotel Revenue as of May 10, 2018.

(2) Margin improvement figures based on reported year over year Hotel EBITDA margin improvement. Hotel EBITDA per Key growth based on year-over-year growth of the comparable asset pool as reported each year.

35

pebblebrook HOTEL TRUST

Pebblebrook Provides Opportunity for Outsized Growth Analysts are projecting outsized growth for Pebblebrook relative to its lodging REIT peers 2018E 2019E 2020E CAGR EBITDA FFO EBITDA FFO EBITDA FFO EBITDA FFO PEB $246.8 $2.64 $252.9 $2.78 $254.8 $2.77 1.6% 2.4% CHSP 176.5 2.34 185.6 2.52 NA NA NA NA DRH 259.9 1.01 267.3 1.02 251.7 0.95 (1.6%) (3.0%) HST 1,540.2 1.72 1,557.4 1.76 1,513.5 1.75 (0.9%) 0.9% LHO 309.8 2.25 323.0 2.37 318.8 2.34 1.4% 2.0% SHO 323.9 1.12 333.3 1.17 327.6 1.13 0.6% 0.4% Consensus Consensus Price Target vs Current Price 30-Day VWAP Price Target Current Price 30-Day VWAP PEB $38.02 $38.86 $40.56 6.7% 4.4% CHSP 31.39 32.11 29.86 (4.9%) (7.0%) DRH 11.62 12.08 12.33 6.1% 2.1% HST 20.55 21.20 21.65 5.4% 2.1% LHO 34.38 34.65 32.41 (5.7%) (6.5%) SHO 16.04 16.58 16.17 0.8% (2.5%) 36 Note: Includes consensus estimates only if there were four or more analyst estimates; as of 8/8/2018 Source: Company filings, Factset, SNL

Pebblebrook Management is Bullish on the Lodging Cycle Pebblebrook believes its portfolio is well-positioned to capitalize on strong industry trends, and expects the combined company to continue Pebblebrook’s outperformance for shareholders PEB Q2 2018 Earnings Call July 26, 2018 “Overall demand growth accelerated in the second “Overall, it's clear that positive momentum continues quarter from the first quarter as the healthy signs of for the lodging industry.” improvements in group and transient travel that we saw late in the first quarter continued throughout the “If we look at the weekday industry statistics in the second quarter and certainly seem to be a trend at second quarter, we see the clear presence of this point.” improving business travel. Weekday RevPAR increased a strong 4.3% in the second quarter accelerating from “Leisure travel continues to be strong and data 3.9% in the first quarter and 3.6% on a trailing 12-month published by tourism economics indicates that basis.” international inbound travel has turned positive.” “With pace for the rest of 2018 ahead in a positive way “With demand exceeding supply growth this year and and with economic and travel trends very favorable, occupancy levels rising from record levels, we're we're optimistic about the second half of this year.” seeing industry RevPAR growth accelerate from last year's rate of growth.” 37 Source: Q2 2018 Earnings call.

LaSalle Shareholders Expect Higher Value Than Blackstone’s Take-Under Since the Blackstone deal announcement, over 117 million shares of LHO have traded – 100% over $33.50 – providing ample liquidity for any LaSalle shareholders that wanted cash and certainty of $33.50 to exit All LaSalle shareholders wanting 100% 100% 100% certainty of $33.50 93% have had the opportunity to sell 85% their shares in the market at a price 80% above $33.50 73% 59% 60% 53% 44% 40% 40% 24% 24% 20% 16% 14% 12% 9% 8% 0% 6% 7% 4% 0% 0% 0% % of Total Volume Traded Cumulative Trading Percentage 38 Source: Bloomberg; data from 5/21/18 through 8/8/18

Appendix B: Pebblebrook Overview 39 hotel palomar los angeles beverly hills

Pebblebrook – An Industry Market Leader Poised for strong relative growth in 2019 and 2020 driven by 25% San Francisco concentration Hotels in higher long-term growth, high barrier-to-entry major west coast cities represent approximately 70% of hotel EBITDA High-quality portfolio in outstanding physical condition with purest major gateway city concentration that outperforms the industry over the long term Significant upside across a majority of the portfolio from prior, recent and current redevelopments and repositionings Strong track record of delivering superior total returns hotel monaco washington dc hotel palomar los angeles beverly hills revere hotel boston common 40

Pebblebrook Provides Experienced and Proven Leadership Leading hotel management team with deep industry experience and an excellent long-term track record . Founder of Pebblebrook Hotel Trust Jon E. Bortz Chairman, . Founder, Former Chairman of the Board and Chief Executive Officer of LaSalle President and Hotel Properties (NYSE: LHO) from its IPO in 1998 through August 2009; Chairman of Chief Executive the Board of LHO from 2001 to 2009 Officer . Founder and Former President of Jones Lang LaSalle’s Hotel Investment Group . Led transactions totaling over $6.5 billion in asset value, including overseeing 82 hotel acquisitions . Raymond D. Martz Founder of Pebblebrook Hotel Trust Executive Vice . Former Chief Financial Officer of Phillips Edison and Eagle Hospitality Properties President and (NYSE: EHP) Chief Financial . Officer Former Treasurer at LaSalle Hotel Properties (NYSE: LHO) . Led over $8.8 billion of capital markets transactions . Thomas C. Fisher Former Managing Director of Americas for Jones Lang LaSalle Hotels Executive Vice . Executed over $9.1 billion in hotel transactions President and Chief Investment . Led 37 hotel acquisitions totaling over $3.1 billion at Pebblebrook Hotel Trust Officer 41

Competitive Advantage Through Management and Major Brand Flexibility Hotels unencumbered by major brand/management typically sell for a 15%+ premium to encumbered properties due to a broader and deeper buyer pool; in addition, independent hotels have a lower expense load than branded properties, which reduces operating risk, especially in a downturn 2017 Pebblebrook Performance(1) Non-Branded/Independently Managed Hotels (% of Rooms) Independent Collection Major Hotels Brand Hotels Brand Hotels 71% Occupancy 83.3% 86.3% 87.1% ADR $249.16 $243.42 $242.95 62% RevPAR $207.48 $210.15 $211.53 EBITDA/Key $39.4 $39.9 $36.0 EBITDA Margin 37.0% 31.9% 33.3% 15% 10% 9% 6% 3% 1% 1% (2) LHO PEB XHR SHO DRH AHT CHSP HST RLJ hotel palomar los angeles beverly hills Sources: Company filings Note: Only reflects each company’s hotel rooms in the United States. 42 (1) Includes all hotels the Company owned as of April 26, 2018, excluding the following hotels under significant redevelopment in 2017: Revere Hotel Boston Common, LaPlaya Beach Resort & Club, Hotel Zoe San Francisco and Hotel Palomar Los Angeles Beverly Hills. (2) Includes all hotels the Company owned as of April 26, 2018.

Redevelopment and Operational Efficiency Value Creation Major redevelopments and operating efficiency implementation through year-end 2017 projected to assist in producing $67.2M of Incremental Hotel EBITDA at a 23% Implied Yield Year 1 Year 3 Incremental Implied Incremental Implied Hotel Redev. Capital Hotel Hotel EBITDA Hotel EBITDA Year Hotels Under Redevelopment Invested EBITDA Yield EBITDA Yield Sir Francis Drake 2011 Grand Hotel Minneapolis $14.4 $5.9 41% $12.9 89% Westin San Diego Gaslamp Quarter 2012 Hotel Monaco Seattle 37.8 8.6 23% 17.1 45% Le Méridien Delfina Santa Monica 2013 Hotel Zetta San Francisco 13.4 4.9 36% 5.0 38% Hotel Vintage Seattle 2014 Hotel Zelos San Francisco 11.5 3.8 33% 3.7 32% Hotel Vintage Portland (1) 2015 W Los Angeles – West Beverly Hills 68.5 7.5 11% 8.5 12% Hotel Zephyr Fisherman’s Wharf Hotel Zeppelin San Francisco Hotel Colonnade Goral Gables (1) 2016 Hotel Monaco Washington DC 78.0 5.8 7% 10.5 13% Union Station Hotel Nashville Revere Hotel Boston Common Hotel Palomar Los Angeles Beverly Hills (1) 2017 LaPlaya Beach Resort & Club 69.5 3.0 4% 9.5 14% Hotel Zoe Fisherman’s Wharf Total $293.1 $39.5 14% $67.2 23% Note: Dollars in millions. 43 (1) Year 3 Incremental Hotel EBITDA reflects current Pebblebrook projections.

Relentless Focus on Operating Efficiency Drives Margin Improvement 2017 Same-Property Hotel EBITDA Pebblebrook Historical Same-Property Margin Comparison Hotel EBITDA Margin 33.7% 35.3% 33.7% 33.0% 33.1% 31.9% 31.6% 28.3% 27.4% 31.2% 26.7% 30.9% 30.8% 2011 2012 2013 2014 2015 2016 2017 27.9% (1) PEB LHO CHSP DRH SHO XHR HST argonaut hotel Source: Company filings 44 (1) Hotel EBITDA Margin for HST includes international properties.

Pebblebrook Has Maintained Impressive RevPAR Growth Asset and market purchase decisions, capital allocation and property redevelopment have led to Pebblebrook’s superior operating performance Historical RevPAR Growth Company 2011 2012 2013 2014 2015 2016 2017 PEB 10.3% 8.1% 6.4% 9.2% 3.3% 2.7% (2.2%) CHSP 9.1% 8.8% 5.1% 5.9% 5.7% 2.3% (2.4%) AHT 6.5% 5.2% 2.6% 9.9% 6.5% 3.2% 3.9% SHO 7.2% 5.6% 4.5% 6.8% 5.6% 1.3% 3.6% HST 6.1% 6.4% 5.8% 5.7% 3.8% 2.7% 1.3% DRH 6.3% 5.3% 1.4% 11.6% 4.7% (0.2%) 2.5% LHO 6.2% 4.6% 2.8% 8.8% 1.4% 2.5% (1.8%) hotel monaco washington dc 45 Source: Company filings

Pebblebrook Has Created Long-Term Shareholder Value Pebblebrook has demonstrated consistent outperformance, with the highest Adjusted FFO per share growth and Total Shareholder Return since 2011 compared to its peers Adjusted FFO per Share Growth Company 2011 2012 2013 2014 2015 2016 2017 CAGR PEB 300.0% 17.0% 25.6% 33.3% 27.6% 11.2% (7.6%) 17.0% CHSP 54.2% 45.0% 10.6% 10.7% 12.2% 8.1% (9.2%) 11.8% HST 24.3% 19.6% 19.1% 14.5% 2.7% 9.7% 0.0% 10.7% DRH (1.6%) 25.8% (9.0%) 22.5% 16.1% 1.0% (2.0%) 8.3% LHO 11.3% 32.5% 10.6% 12.2% 9.7% 2.5% (14.8%) 7.8% SHO 52.6% 16.1% (7.9%) 25.8% 12.0% (7.6%) 0.8% 5.8% AHT 24.0% (19.9%) (16.8%) (15.3%) 37.1% 4.9% (9.3%) (5.0%) Total Shareholder Returns 2011- Company 2011 2012 2013 2014 2015 2016 2017 2017 PEB (3.1%) 22.9% 36.3% 51.9% (36.5%) 12.3% 30.8% 12.6% CHSP (13.3%) 41.4% 26.5% 53.1% (28.8%) 9.7% 11.5% 11.0% SHO (21.1%) 31.3% 26.1% 27.2% (15.4%) 27.9% 13.3% 10.7% AHT (13.5%) 37.9% 22.7% 40.0% (31.2%) 33.1% (6.7%) 8.3% LHO (6.6%) 7.7% 25.9% 36.4% (34.3%) 30.0% (2.0%) 5.4% HST (16.5%) 8.1% 27.3% 26.5% (32.5%) 29.3% 10.2% 4.9% DRH (16.9%) (3.5%) 32.8% 32.8% (32.3%) 25.8% 2.4% 3.0% the nines hotel portland 46 Sources: Company filings; Bloomberg

Pebblebrook Consistently Meets or Beats Wall St. Consensus Estimates

PEB RevPAR vs. Wall St. Consensus (1)


PEB met or beat consensus RevPAR (2) estimates 13 of the last 18 quarters (72%)
$300
$200
$100
$0
2.3%
0.8%
3.3%
0.5%
1.0%
(1.2)%
(2.5)%
(1.7)%
2.6%
0.4%
0.2%
N/A
1.1%
0.3%
1.1%
0.3%
1.4%
(0.5)%
1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 2Q18

PEB Adjusted EBITDA vs. Wall St. Consensus (1)


PEB met or beat consensus Adj. EBITDA (1) estimates 17 of the last 18 quarters (94%)
$100.0
$75.0
$50.0
$25.0
$0.0
5.7%
3.3%
6.0%
4.2%
4.9%
3.3%
0.8%
(0.5)%
11.4%
4.0%
3.1%
3.1%
5.7%
5.9%
5.4%
4.2%
11.8%
8.1%
1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 2Q18

PEB Adjusted FFO per Share vs. Wall St. Consensus (1)


PEB met or beat consensus Adj. FFO (1) estimates 18 of the last 18 quarters (100%)
$1.00
$0.75
$0.50
$0.25
$0.00
23.8%
3.5%
7.2%
6.9%
13.3%
3.9%
1.0%
4.6%
24.3%
7.5%
7.8%
6.7%
10.0%
10.6%
6.8%
13.7%
12.6%
9.0%
1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 2Q18
P Consensus Estimate
Met or Beat
Missed

Source: FactSet as of June 8, 2018.

1) Based on consensus RevPAR, EBITDA, and FFO estimates for each respective period per FactSet.

2) 1Q18 and 2Q18 RevPAR based on consensus same property RevPAR

47

pebblebrook HOTEL TRUST

Pebblebrook-LaSalle Merger Opportunity Conclusions Creates the premier, best-in-class lodging REIT Creates clear industry leader with synergistic benefits from additional scale across a portfolio of similar assets Pebblebrook’s creative asset management approach and strategies provide significant opportunities for EBITDA growth Stronger financial profile and dividend with lower cost of capital Widespread and vocal support from investment community 48

Goodwin Insights, Trends in Public REIT M&A 2012-2017 49 Excerpt from: Goodwin Insights, Trends in Public REIT M&A 2012-2017, published by Goodwin Procter, January 29, 2018, P.2

Goodwin Insights, Trends in Public REIT M&A 2012-2017 LaSalle Board accepted Collars (even symmetrical collars) unprecedented are not typical and discount for all-cash do not provide offer practical protection when the target is publicly listed Cash premiums are higher than stock deal premiums because in stock deals there is opportunity for upside participation 50 Excerpt from: Goodwin Insights, Trends in Public REIT M&A 2012-2017, published by Goodwin Procter, January 29, 2018, P.3

Additional Information This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Pebblebrook Hotel Trust (“Pebblebrook”) has made for a business combination transaction with LaSalle Hotel Properties (“LaSalle”). In furtherance of this proposal and subject to future developments, Pebblebrook (and, if a negotiated transaction is agreed, LaSalle) may file one or more registration statements, proxy statements, tender or exchange offer statements, prospectuses or other documents with the United States Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, tender or exchange offer statement, prospectus or other document Pebblebrook or LaSalle may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF PEBBLEBROOK AND LASALLE ARE URGED TO READ ANY SUCH PROXY STATEMENT, REGISTRATION STATEMENT, TENDER OR EXCHANGE OFFER STATEMENT, PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement or prospectus (if and when available) will be delivered to shareholders of LaSalle or Pebblebrook, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Pebblebrook through the website maintained by the SEC at http://www.sec.gov. Pebblebrook or LaSalle and their respective trustees and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Pebblebrook’s executive officers and trustees in Pebblebrook’s definitive proxy statement filed with the SEC on April 27, 2018. You can find information about LaSalle’s executive officers and trustees in LaSalle’s definitive proxy statement filed with the SEC on March 22, 2018. Additional information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements, tender or exchange offer statements or other documents filed with the SEC if and when they become available. You may obtain free copies of these documents using the sources indicated above. In connection with the proposed merger transaction between LaSalle and affiliates of Blackstone, which Pebblebrook opposes (the “Proposed BRE Merger”), LaSalle filed a definitive proxy statement with the SEC on July 30, 2018 (the “LaSalle Proxy Statement”). On July 30, 2018, Pebblebrook filed a definitive proxy statement with the SEC in opposition that proposed merger transaction (the “Pebblebrook Proxy Statement”). This communication is not a substitute for the LaSalle Proxy Statement or the Pebblebrook Proxy Statement or for any other document that LaSalle or Pebblebrook have filed or may file with the SEC or send to LaSalle shareholders in connection with the Proposed BRE Merger. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF LASALLE ARE URGED TO READ THE LASALLE PROXY STATEMENT, THE PEBBLEBROOK PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PEBBLEBROOK, LASALLE, THE PROPOSED BRE MERGER AND RELATED MATTERS. Investors and security holders are able to obtain free copies of the LaSalle Proxy Statement, the Pebblebrook Proxy Statement and other documents filed by LaSalle or Pebblebrook with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by LaSalle with the SEC are also available free of charge on LaSalle’s website at www.lasallehotels.com, or by contacting LaSalle’s Investor Relations Department at (301) 941-1500. Copies of the documents filed by Pebblebrook with the SEC are also available free of charge on Pebblebrook’s website at www.pebblebrookhotels.com, or by contacting Pebblebrook’s Investor Relations at (240) 507-1330. LaSalle and its trustees and certain of its executive officers may be considered participants in the solicitation of proxies from LaSalle’s shareholders with respect to the Proposed BRE Merger under the rules of the SEC. Information about the trustees and executive officers of LaSalle is set forth in LaSalle’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 20, 2018, LaSalle’s proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on March 22, 2018, and in subsequent documents filed by LaSalle with the SEC. Additional information regarding persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is included in the LaSalle Proxy Statement and may be included in other relevant materials to be filed with the SEC. Pebblebrook and its trustees and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the Proposed BRE Merger. You can find information about Pebblebrook’s executive officers and trustees in Pebblebrook’s definitive proxy statement filed with the SEC on April 27, 2018. You may obtain free copies of this document as described above. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Forward-Looking Statements This communication may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding Pebblebrook’s offer to acquire LaSalle, its financing of the proposed transaction, its expected future performance (including expected results of operations and financial guidance), and the combined company’s future financial condition, operating results, strategy and plans. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “upside,” “increases” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in Pebblebrook’s most recent annual or quarterly report filed with the SEC and assumptions, risks and uncertainties relating to the proposed transaction, as detailed from time to time in Pebblebrook’s and LaSalle’s filings with the SEC, which factors are incorporated herein by reference. Important factors that could cause actual results to differ materially from the forward-looking statements made in this communication are set forth in other reports or documents that Pebblebrook may file from time to time with the SEC, and include, but are not limited to: (i) the ultimate outcome of any possible transaction between Pebblebrook and LaSalle, including the possibilities that LaSalle will reject a transaction with Pebblebrook, (ii) the ultimate outcome and results of integrating the operations of Pebblebrook and LaSalle if a transaction is consummated, (iii) the ability to obtain regulatory approvals and meet other closing conditions to any possible transaction, including the necessary shareholder approvals, and (iv) the risks and uncertainties detailed by LaSalle with respect to its business as described in its reports and documents filed with the SEC. All forward-looking statements attributable to Pebblebrook or any person acting on Pebblebrook’s behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Pebblebrook undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this communication or to reflect actual outcomes. Contacts: Jon E. Bortz, Chairman and Chief Executive Officer, Pebblebrook Hotel Trust - (240) 507-1300 Raymond D. Martz, Executive Vice President and Chief Financial Officer - (240) 507-1330 Liz Zale, Pam Greene or Stephen Pettibone, Sard Verbinnen & Co - (212) 687-8080 Pat McHugh or Bruce Goldfarb, Okapi Partners - (212) 297-0720 or (855) 305-0855 51

NYSE: PEB 52